Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the captions “Selected Historical Consolidated Financial Information” and “Experts” and to the use of our report dated April 16, 2002, in the Registration Statement on Form S-1 and related Prospectus of NTL Incorporated (formerly NTL Communications Corp.) for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
February 7, 2003